UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 19, 2016

BRIDGELINE DIGITAL, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-33567	52-2263942
(Commission File Number)	(IRS Employer Identification No.)

80 Blanchard Road, Burlington, MA	01803
(Address of Principal Executive Offices)	(Zip Code)

(781) 376-5555
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐   Pre -commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐   Pre -commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 19, 2016, Bridgeline Digital, Inc. (the “Company”) received an initial notification letter from The NASDAQ OMX Group (“NASDAQ”) indicating that the bid price of the Company’s common stock for the last thirty (30) consecutive business days had closed below the minimum $1.00 per share required for continued listing under NASDAQ Listing Rule 5550(a)(2). This notification letter has no effect on the listing of the Company’s common stock at this time. The Company’s common stock will continue to trade on The NASDAQ Capital Market under the symbol BLIN.

NASDAQ further notified the Company that, in accordance with Nasdaq Marketplace Rule 5810(c)(3)(A), the Company will be provided 180 calendar days, or until February 15, 2017, to regain compliance by achieving a closing bid price of the Company’s securities of at least $1.00 per share for a minimum of 10 consecutive business days at any time during 180 calendar day period.

If the Company does not regain compliance by February 15, 2017, NASDAQ will provide written notice to the Company that the Company’s securities are subject to delisting. Further, in the event the Company does not regain compliance by August 23, 2016, the Company may be eligible for an additional 180 calendar day grace period if it meets the initial listing standards, with the exception of bid price, for The NASDAQ Capital Market.

The Company intends to actively monitor the closing bid price for its securities through February 15, 2017, and during this period, will weigh all available options to resolve the deficiency and regain compliance with Nasdaq Marketplace Rule 5550(a)(2).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Company Name

Date: August 19, 2016	By:	/s/ Michael D. Prinn
Michael D. Prinn
Chief Financial Officer